Exhibit 21.1

SUBSIDIARIES OF OMNI FINANCIAL SERVICES, INC.

Name	State of Organization
Omni National Bank Omni Statutory Trust II Omni Statutory Trust III Omni Statutory Trust IV	Georgia Connecticut Delaware Delaware